JPMORGAN VALUE OPPORTUNITIES FUND, INC.

Section 10f-3 Transactions

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Affiliated Underwriting Procedures of the Fund.

Trade
Date            Issue
02/04/04        Assurant, Inc.

Shares            Price         Amount
5,800             $22.00        $127,600

                                        % of Issue
Spread     Spread       Fund's            for all
Amount       %        % of issue      JPMorgan Funds
$1.045     4.75          0.0725%          3.59%

Broker
First Boston Brokerage (100 shares)
Morgan Stanely & Company (5,700 shares)

Underwriters of Assurant, Inc.

Morgan Stanley & Co. Incorporated      23,000,000
Credit Suisse First Boston LLC         12,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated                           12,000,000
Citigroup Global Markets Inc.           6,000,000
Goldman, Sachs & Co.                    6,000,000
J.P. Morgan Securities Inc.             6,000,000
Bear, Stearns & Co. Inc.                2,800,000
Cochran, Caronia Securities L.L.C.      2,800,000
Fortis Investment Services LLC          1,000,000
McDonald Investments Inc.               2,800,000
Raymond James & Associates, Inc.        2,800,000
SunTrust Capital Markets, Inc.          2,800,000

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  Total                                80,000,000